Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2020 with respect to the consolidated financial statements included in the Annual Report of Great Elm Capital Group, Inc. on Form 10-K for the year ended June 30, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Great Elm Capital Group on Forms S-3 (333-237419, 333-228968, 333-191605 and 333-215518) and on Forms S-8 (333-227913, 333-214401, 333-192800, 333-163480, 333-15644, and 333-140691).

/s/ Grant Thornton LLP

Boston, Massachusetts

September 17, 2020